U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2005

COFFEE PACIFICA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	333-10170-2	46-0466417
(State or other jurisdiction of incorporation or organization)	Commission File No	(IRS Employer Identification Number)

Suite 1210 1200 West 73rd Avenue, Vancouver, B.C., Canada	V6P 6G5
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (604) 264 8012

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

Coffee Pacifica, Inc. announced in a press release dated October 11, 2005, that on September 30, 2005, after three weeks of extensive cupping and evaluation of coffee samples the panel of international jury selected 9 finalists for the "PRIDE OF PNG 2005" competition. The 9 finalists represented the very best of the PNG coffee. The winner of the finest cup of PNG coffee was a co-operative with coffee farms located in a remote area in the Eastern Highlands Province of Papua New Guinea. Every coffee entered in the competition was a serious contender which made judging difficult and exhausting. Currently, 9 finalists' coffees are being milled and samples will be offered to customers for tasting and potentially selling the coffee to the highest bidders. During the three weeks, head judge Mr. Willem Boot also trained several individuals on quality control procedures, coffee roasting and coffee cupping.

Jon Yogiyo Vice Chairman of Coffee Pacifica stated "the "PRIDE OF PNG 2005" competition is a historical PNG coffee event. It is the commencement of a new image and development of a new premium PNG co-operative coffee brand. Today, coffee consumers recognize "Juan Valdez" as a Columbian coffee, "Kona" as a Hawaiian and "Blue Mountain" as Jamaican coffee. Now when consumers speak of Coffee Pacifica they will speak of premium PNG co-operative coffee. Additionally, direct benefits derived from the competition by Coffee Pacifica include an increase in the number of farmers joining our supply system, development of a brand, name recognition and reputation of PNG coffee. This all bodes well for our "Grower Direct" marketing strategy."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

COFFEE PACIFICA, INC.

Date: October 11, 2005                                                       /s/ "SHAILEN SINGH"

                                                                                                Shailen Singh, President & CEO